Exhibit (c)(6)

[redacted] indicates that confidential information has been omitted, pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

Implied Premium Paid for Class B Common Stock

Class B Premium Calculation

A	Implied Total Consideration Including [redacted]	$558
	Telluride Shares Retired	25.0
	Implied Underlying Telluride Share Price	**$22.29**
B	*Memo: Telluride Common Stock Retired*	12.2
C	*Memo: Telluride Class B Common Stock Retired*	12.8
	Total Telluride Shares Retired	**25.0**
	Common Stock Price[1]	$18.50
	Common Stock Shares Retired	12.2
	Total Telluride Common Stock Consideration	**$226**
	Implied Total Consideration including [redacted]	$558
	(Less): Common Stock Consideration	($226)
	Implied Class B Common Stock Consideration	**$332**
	Class B Common Stock Shares Retired	12.8
D	**Implied Class B Common Stock Price**	**$25.90**
E	*% Premium Paid for Class B Common Stock vs. Common Stock* [1]	*40%*

Commentary

Telluride Shares Owned by Luggage

Telluride Common Stock	16.4
Telluride Class B Common Stock	12.8
Total Telluride Shares	**29.2**
Shares Settled for VPF	(2.4)
Shares Issued to Luggage Common	(1.8)
Total Telluride Shares Retired	**25.0**

A Total Telluride consideration includes:

- Telluride cash contribution of ~$505mm
- Implied value of ~$53mm for [redacted] asset swap at implied EBITDA multiple of 5x

B 12.2mm shares of Telluride Common Stock retired net of 2.4mm shares used to settle Luggage VPF and 1.8mm shares as consideration to Luggage Common at current Telluride stock price[1]

C 12.8mm shares of Telluride Class B common stock owned by Luggage retired

D Implied price paid for Class B common stock of $25.90 per share based on $332mm residual consideration paid for Class B common stock

E ~40% premium paid for Class B common stock based on Telluride Common Stock price of $18.50 per Luggage & Certares materials

Source: Luggage & Certares materials.
Note: Dollars and share counts in millions. Assumed 5x EBITDA multiple for [redacted] per Certares proposal. Assumes Telluride retires ~12.2mm Telluride common stock (net of VPF and share consideration to Luggage) and ~12.8mm Telluride Class B common stock.
(1) Reflects Telluride share price of $18.50 per Luggage & Certares' proposal.

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